CCG INVESTOR RELATIONS
                                                        Moderator: Lou Silverman
                                                             06-13-05/3:30 pm CT
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                              QUALITY SYSTEMS, INC.

                            Moderator: Lou Silverman
                                  June 13, 2005
                                   3:30 pm CT

Operator:         Good afternoon. My name is (Karlisa) and I will be your
                  conference facilitator. At this time I would like to welcome everyone to the Quality Systems' Fiscal Year 2005 Fourth
                  Quarter and Fiscal Year-End conference call. All lines have been placed on mute to prevent any background noise.

                  After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

                  Mr. Lou Silverman, you may begin your conference.

Lou Silverman:    Thank you, (Karlisa), and welcome to Quality Systems' fiscal
                  2005 fourth quarter and fiscal year-end conference call. Paul
                  Holt - CFO, Greg Flynn - Executive Vice President and General
                  Manager of our QSI division and Pat Cline - President of our NextGen Healthcare Information Systems division once again join me on this afternoon's call.

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                  Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws, including without limitation, statements related to anticipated industry trends, the company's plans, products and strategies, projected operating results, capital initiatives and the implementation and potential impact of legal, regulatory and accounting requirements.

                  Actual events or results may differ materially from our expectations and projections and you should refer to our SEC filings including our forms 10K and 10Q for discussions of the risk factors, management's discussion and analysis and other information that could impact our actual performance.

                  We undertake no obligation to update any projections or forward-looking statements in the future. Also please continue to note that the company's past performance is not necessarily indicative of future performance.

                  I'll now provide some summary financial data. Paul Holt will follow with additional detail.

                  For the quarter the company set new revenue and earnings per share records. In the March quarter revenue totaled $25.5 million, up approximately 36% over the prior year. Fully diluted earnings per share at 36 cents exceeded prior year earnings per share by 50%.

                  The quarter's top line results were driven by a record revenue performance at NextGen. The $21.8 million in revenue attained by the division for the quarter represents a 48% year-over-year increase. The QSI division's $3.7 million in quarterly revenue represents a 12% year-over-year decline.

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                  Company profitability for the quarter was impacted by strong performance at the NextGen division which had operating income of $7.9 million, an approximately 65% increase over prior year. We had a 30% year-over-year drop in operating income in the QSI division.

                  We experienced significant increase in corporate expenditures for the quarter which more than doubled on a year-over-year basis to approximately $2 million. It should come as no surprise that expenses related to the Sarbanes 404 process was the principal driver of the year-over-year increase.

                  We also had a reduction in the company's effective tax rate for the quarter driven by some of our R&D tax credit initiatives.

                  EDI revenue for the quarter came in at just under $2.9 million, up 32% over prior year. EDI grew 86% year-over-year at the NextGen division and declined 8% on a year-over-year basis at the QSI division. I'll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter.

                  Looking at fiscal 2005 as a whole, total company revenue increased approximately 25% to $89 million. Fully diluted earnings per share increased approximately 53% from 80 cents per share in fiscal 2004 to $1.22 a share in fiscal 2005.

                  Fiscal 2005 revenue for NextGen increased 35% to $73.6 million and the division grew to the point where it accounted for 83% of total company revenue for the fiscal year.

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                  For the QSI division, fiscal 2005 revenue declined by 7% from
                  $16.5 million to $15.4 million. Operating income for the year declined by approximately 15%.

                  For fiscal 2005, corporate expenses increased from about $4 million to about $5.5 million and as I mentioned, higher professional service fees were the most significant contributors to this increase, with Sarbanes 404 expenses accounting for much of the year-over-year increase.

                  Cash and cash equivalents were at $51.2 million at year-end incorporating a nearly $20 million one-time dividend paid to shareholders during the month of March. DSO's increased to 119 days at fiscal year-end from 115 days at the December quarter-end and 99 days at the conclusion of the prior fiscal year. Our staff will be working over the ensuing quarters toward turning this trend around.

                  Full-time employee headcount at fiscal year-end was 390. Taken with revenues for the quarter, this generated annualized revenue per full-time employee of $262,000 which is at the higher end of our historical range.

                  There were no stock repurchases during the quarter or the fiscal year. Note that the Company's stock repurchase authorization expired in September of 2003.

                  The status of our ongoing acquisition evaluation process continues unchanged. We will actively pursue opportunities of strategic significance that also represent a good financial fit for us. Absent those characteristics, we'll remain patient and continue to focus on our organic growth. As I've mentioned on prior calls, we're not interested in just doing a deal for the sake of just doing a deal.

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                  During the course of fiscal 2004 and 2005 and continuing on through to-date, the topic of executive compensation, including programs involving equity-based compensation have been and continue to be the subject of study by the company's compensation committee. The committee and the board of directors continue to work on this important issue.

                  Since our last conference call the company participated in the (HIMSS) conference, the (Roth) Capital conference, the (B. Riley) conference, the Sidoti Conference and most recently the Friedman, Billings, Ramsey Conference. We plan to participate in the Thomas Weisel Conference in San Francisco later on this week.

                  Additionally, since the last conference call, the company met with investment professionals in Los Angeles, San Diego, New York City, Toronto and Montreal.

                  Summarizing some of our more recent announcements:

                  We talked about the dividend. We did a two for one stock split effective mid-March. We announced our partnership with Siemens and we also announced the addition of Pat Cline and myself to the company's board of directors. That was done at the May 25th board meeting.

                  In closing my prepared comments for this afternoon's call, I have the pleasure of once again pointing out that the performance of the company has exceeded our internal expectations and it's again with great pleasure that I thank the individuals joining me on this call and our entire team for their leadership and performance during the year. The shared successes of our clients and shareholders are the result of your skill and dedication.

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                  I also want to clearly point out again to current and/or
                  prospective analysts and investors that while we are pleased with the company's performance during the quarter and the year, there are absolutely no guarantees that the company or either of its divisions will exceed or even sustain their level of performance in future periods.

                  It's possible that our performance will encourage investors or analysts to set new short, medium or long-term expectations for the company. In response to this possibility please continue to note that we do not give out financial guidance to the investment community and we do not comment on the guidance advanced by members of the financial community.

                  I'll now turn the call over to Paul Holt, CFO, for additional financial details on the quarter.

Paul Holt:        Thank you, Lou. Our March 2005 quarter reflected continuing growth in systems sales, maintenance and EDI. Consolidated
                  Systems sales rose to $14.2 million, an increase of 39% compared to $10.2 million a year ago. Maintenance, EDI and other revenues grew 31% to $11.3 million compared to $8.6 million a year ago.

                  A relatively low level of hardware and third party software included in systems sales resulted in our consolidated gross profit margin this quarter coming in close to a record at 64.3% of revenue. Total SG&A expense increased by $2.9 million during the March quarter to $8.0 million compared to $5.1 million a year ago.

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                  As Lou mentioned, the largest contributor to the increase in
                  SG&A expenses was a $1.1 million increase in corporate expenses primarily related to Sarbanes-Oxley compliance.

                  Other factors contributing to the increase in SG&A expenses were selling related compensation expenses for our expanded NextGen sales force as well as other SG&A expenses in the NextGen division. SG&A expense as a percentage of revenue this quarter increased to 31.3% compared to 27% a year ago.

                  The company's effective income tax rate was significantly lower compared to the prior year at 31.3% compared to 39.4% a year ago. During the quarter ended March 31, the State of California concluded an audit of the company's tax returns with no material change in the amount of R&D tax credit. Based on the results of that audit, the provision for income taxes during this quarter was reduced by approximately $.4 million related to credits which had not been recognized previously due to uncertainly over the ultimate amount of tax to be credited.

                  Our NextGen division - I'm going to move over to divisional performance-recorded software license and implementation revenues which grew 44% on the year-over-year basis. System sales in the NextGen division rose to $13.8 million this quarter compared to $9.6 million a year ago.

                  Again, continued growth in NextGen's base of installed users drove maintenance, EDI and other revenue in that division 59% higher at $8.1 million versus $5.1 million a year ago. NextGen maintenance revenue was up 43% from last year at $5.0 million versus $3.5 million a year ago. And NextGen EDI revenue stood at $1.7 million for the quarter compared to $.9

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                  million a year ago. Operating income in the NextGen division was up 65% to $7,917K compared to $4,794K a year ago. The QSI dental division reported a year-over-year decline in revenue at $3,689K. That compared to $4,039K last year. Operating income for the division was $737,000.

                  Moving on to our balance sheet, our cash declined this quarter by approximately $15.2 million, finishing up at $51.2 million or $3.90 per share compared to $66.4 million at the start of the quarter. We paid a one-time cash dividend which reduced cash by approximately $19. 7 million.

                  However we generated cash from operations as well as received proceeds from stock option exercises, so our ending cash only declined by $15.2 million.

                  Our turnover of accounts receivable measured in DSO's increased four days to 119 days compared to 115 last quarter. Breaking that down by division, we have 86 DSO days for the QSI division and 124 for the NextGen division.

                  Moving on to deferred maintenance and services revenue, that now stands at $25.5 million, an increase of $1.8 million compared to the last quarter and $8.3 million compared to a year ago. The primary driver of the growth in deferred revenue is again continued growth in implementation and training services in the NextGen.

                  For those of you who are tracking this, our non-cash expenses for the quarter breakdown as follows: total amortization expense $527, 000. That's $55,000 for the QSI division and $472, 000 for NextGen. Total depreciation expense

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                  $302,000. This breaks down to $42,000 for the QSI division and
                  $260,000 for NextGen.

                  Investing activities in capitalized software was $901,000 total; $28,000 for QSI division and $873,000 for NextGen. Investments in fixed assets totaled $593,000; $23,000 for QSI and $570,000 for NextGen. We also have a non-cash expense related to deferred stock option compensation and that was $107,000 for the quarter.

                  And I will thank you all for being on this call and your interest and I'm going to turn things over to Mr. Greg Flynn for an update on the QSI division.

Greg Flynn:       Thank you, Paul, and thanks to everyone on the call for their interest in our company.

                  The numbers for the QSI division have already been well covered by Lou and Paul so I won't belabor those again. Of note though, I would again point out was the growth in our EDI business which we facilitate in the QSI division, for both our QSI and NextGen divisions.

                  On the product development front we saw many enhancements during the quarter to our clinical charting product, CPS as we term it, for our dental clients. In laymen's terms, we improved the use of the product for patient flow throughout our high volume offices now noting patient appointment volume by time in the actual charting software and even tracking the status of patients throughout their movement within the office from waiting room to exam chair, et cetera. During the quarter past we also enhanced and expanded several of our third party vendor relationships associated with the CPS product.

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                  On the dental practice management software side we expanded our insurance fee schedule capabilities even further. As insurance plans become ever and ever more complicated so too must our software flexibility increase, in particular in the high volume offices that we work with.

                  Also the quarter saw one of our large dental consolidator clients begin to roll out a thin client version of our application. They realized cost benefits along with increased security and ease of hardware maintenance.

                  As always, let me comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is at approximately $3.9 million. We define our pipeline as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  And now turning the call over to Pat Cline, the President of our NextGen division, I would like to again congratulate Pat and his crew on a great quarter and in fact, a great year. Pat.

Pat Cline:        Thanks, Greg. Hi, everyone. In the fourth quarter NextGen
                  executed nearly 80 new agreements; about 70 of these were with new customers. NextGen continues to win new sales with our EPM and EMR Version 5 platform and our customers are continuing to migrate over to these new versions of products as well.

                  Our sales force increased slightly from the last call and stands now at 36 people. That includes four inside sales people. And our pipeline has increased now to $48 million. The market for NextGen systems continues to be robust and we see a number of new opportunities coming down the road.

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                  We've been investing heavily in product development to take advantage of some of the opportunities and to make sure that we stay ahead of our competition. We're also beginning to explore new opportunities related to outsourced practice management.

                  We're very proud of our fiscal year 2005 performance and we think we're in good shape going forward. Nothing is certain, but we're not worried about our products, we're not worried about our market. Are we worried about our competition? I would say yes; I think it's important always to keep an eye on competition. But we're not any more worried now than we were on the last call. We think we're pretty far out ahead relative to product and relative to our customer service.

                  It's also prudent to continue to pay attention to customer service and to execution, but again, overall I think we're in reasonable shape.

                  Thanks again to NextGen's outstanding team of people and thanks to our customers for the confidence they've expressed.

                  (Karlisa), I think we're ready for questions.

Operator:         Thank you. At this time I would like to remind everyone if you would like to ask a question press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from Sean Wieland with Piper
                  Jaffray.

Sean Wieland:     Hi, guys, good quarter. First question is on the tax rate. Is this largely, is this going to be a one-time thing and we're going to go back to a more normal tax rate in the future?

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Paul Holt:        Yes, Sean. As I mentioned, we recognized approximately $.4 million in credit this quarter that we hadn't recognized previously. That is not a recurring event. We do have R&D tax credits which effect our tax rate but the amount that I quoted you was related to the conclusion of that audit we received.

Sean Wieland:     Okay. Are there other tax credits perhaps on the balance sheet that are yet to be recognized?

Paul Holt:        No.

Sean Wieland:     Okay. Second thing - Pat, you mentioned quickly outsource
                  practice management.

Pat Cline:        Yes.

Sean Wieland:     Can you just give us a little bit more detail on that?

Pat Cline:        I'll give you a little bit more detail. I don't want to tip too much of the hand, but essentially our customers routinely take advantage of outsourced services for things like collections and payment posting and some high level management reporting and those kinds of things. And we've been looking at adding some of those types of things and related services to our offerings to sell both to existing customers and to new customers.

Sean Wieland:     As an MSO type service like you get paid a percentage of
                  collections or would it be under the confines of a software licensing agreement?

Pat Cline:        I hate to do this to you but I'm going to stop there.

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Sean Wieland:     Okay. And just a quick update on the 5.0 rollout?

Pat Cline:        The 5.0 rollout is going well. It's going a little bit more slowly than we anticipated. I think I heard this morning that we had between 30 and 40 new customers that have migrated into production and we've got 120 customers in the queue who have migrated in their test environments and will be moved over to production. These are existing customers that I'm talking about. And all new customer shipments for about the last six months have gone out on that platform.

Sean Wieland:     Great. Thank you very much.

Pat Cline:        Uh-huh.

Operator:         Your next question comes from John Beil, a private investor.
                  I'm sorry, one moment.

                  Your next question comes from Charles Fallon, I do apologize.

Charles Fallon:   Yes, I have a question. When does the integration of Siemens'
                  take place if it hasn't already?

Pat Cline:        Well, can you be a little bit more specific with your question for me?

Charles Fallon:   Sure. In the relation to the Siemens product line I believe you folks are integrating your services with them and I'm just curious as to when you expect that to be completed if it isn't already.

Pat Cline:        Okay. Our agreement with Siemens is essentially a joint
                  marketing type of agreement as we announced, so we are jointly calling on some of the same

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                  customers with both NextGen products and Siemens products. We are interfacing the products together. Some of the interfaces are completed and some of them are being worked on, some of them will be worked on in the future.

                  I would say that the Siemens' relationship is going along very well, though it's too early to tell from a revenue standpoint or opportunity standpoint and of course we won't disclose actual numbers or numbers of sales or set any expectations.

Charles Fallon:   Okay, very good. Thank you.

Pat Cline:        You're welcome.

Operator:         Your next question comes from John Beil, a private investor.

John Beil:        Yes, thank you. Congratulations again, fellows. The last call
                  I asked about emerging standards and you all felt comfortable with your product offering that whether it was the government or the industry sector or the end users, whatever standards were introduced or attributed to them, you felt comfortable that your system could handle import, export and exchange and I believe you said you did.

                  There was an article in the USA Today, June 7th, that spoke of the government putting forth standards and I wonder if anything has changed in your thinking or whether you feel quite comfortable that no matter what standards come down the road, QSII will be right in the middle of it.

Pat Cline:        We feel very comfortable; nothing has changed from the last call. The government is fortunately pushing on standards and certification and it's

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                  really behind the electronic medical record and I think that's been a big help to us.

                  We try to keep our finger on the government's pulse and also private industry relative to standards and we think we're way out in front.

John Beil:        That's terrific. Just one other quick question more out of curiosity on my own. I know in my doctor's office they have this wall of the color-tab folders and is it part of your strategy or is it a third-party or outsourcing that Pat referred to earlier, does the industry expect the doctors to convert all the retrospective data of is this strictly prospective data conversion and/or is that an opportunity for quality? And I know you wouldn't tell me in public it was but I was just curious if that's part of what you offer or whether there's an opportunity for other companies to come in as third parties and help in data conversion?

Pat Cline:        Converting a practice's wall of charts that you mentioned is not currently a service that we provide; that is rolling in a high speed scanner and personnel so that the practice can outsource that conversion.

                  Some practices will back scan a lot of their records or all of their records and many others will start fresh from today and wait a year or two or three to start getting rid of the paper. I would say there is an opportunity there. We have talked about it. We haven't yet explored it.

John Beil:        Okay. Well, thanks again and congratulations on a terrific year.

Pat Cline:        Thank you.

Operator:         You're next question comes from William Lenaham, a private investor.

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William Lenaham:  Hi, Pat. I've talked to you before on about (unintelligible)
                  and one of the things I wanted to say, is there any greater penetration into the medical for (unintelligible) by (unintelligible). Is there any difference than a light?

Pat Cline:        I'm sorry, I'm not understanding the question.

William Lenaham:  Well, I was just wondering just briefly if there is any greater penetration into the medical field than in the past. This is (unintelligible) in general they (unintelligible) the position with relative to what you have to offer?

Pat Cline:        The physicians in the NextGen division is what we're pretty well solely focused on.

William Lenaham:  Right. And is that - is your penetration (unintelligible) you have more percentage wise than you did at the last conference call percent wise?

Pat Cline:        No, I think we were doing well then relative to market share and new system sales and I think we're doing just as well if not maybe slightly better. But that's a tough thing to measure quarter over quarter.

William Lenaham:  Do you plan on any greater concentration? It seems to me that there's a group, they may not be the high volume, quite as high volume, but small groups of physicians from solos to maybe four or five who can't come up with the money to import the (unintelligible) electronics and I wondered if that was a field that would appeal to NextGen?

Pat Cline:        It is an area that appeals to NextGen. We have over the last six or nine months or a year been executing a strategy to penetrate the small practices which make up, depending on how you describe a small practice - somewhere between 60% and 80% of the market, so it is an important

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                  piece of the market for us. We've expanded our focus as
                  opposed to changed our focus but yes, I think to answer the question, we see that as an important market.

William Lenaham:  Well, thank you very much. I've been an investor since '99 so
                  (unintelligible). Think you're doing a great job.

Pat Cline:        Thank you.

William Lenaham:  You bet.

Operator:         Your next question comes from Gene Mannheimer with Caris &
                  Company.

Gene Mannheimer:  Thank you and great quarter, guys. Just elaborating on the small practice strategy, could you just distinguish for us perhaps the sales effort of targeting the small practice versus your traditional midsize to large practice?

Pat Cline:        Sure. We have a separate sales force that works out of our office in Horsham, Pennsylvania, that calls on typically the smaller practices. And they use slightly different tools such as Web-based demonstrations instead of onsite demonstration because doing a Web-based demonstration is far less expensive.
                  And they don't go out and physically visit the practice though they may have one of our outside reps go by and do so.

                  And they do a lot with the telephone and email and those kinds of things whereas the bulk of our sales force gets into the office and spends a lot of time with the practices and those kinds of things. If the practice wants that, you know, again there's no rule that an inside sales person can't team up

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                  with an outside sales person to make sure that the customer feels comfortable and puts a face with the name. But I would say the big differentiator is the toolset that's available to them.

Gene Mannheimer:  Okay. And is the end product for the small practice different from the large practice; i.e., a scaled down version perhaps with fewer bells and whistles?

Pat Cline:        Yes, we do have such an offering for the smaller practice and they can move from that offering to the full NextGen EMR system. I presume you're talking about the EMR side. We have not done a scaled down version of our EPM or Enterprise
                  Practice Management system though we've tossed it around internally.

Gene Mannheimer:  Okay. Thanks, Pat. And could you give me the number or the hardware and third party software number for the quarter? Is that available?

Lou Silverman:    Paul?

Paul Holt:        Yes. Gene, that's going to be on our K which is going to be filed shortly so if you could just hold off until that gets filed you're going to see it real soon.

Gene Mannheimer:  Okay, thanks. And sounds like it's a little higher than last quarter but still, you know, relatively low historically? Is that a fair statement?

Paul Holt:        Yes, I think qualitatively that's true.

Gene Mannheimer:  Okay. Thanks and congratulations again.

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All:              Thanks, Gene.

Operator:         Your next question comes from Louis Banfield with RWB Capital
                  Management.

Louis Banfield:   Thank you. Great quarter, guys. I'm wondering if you have any statistics on market share. I know this is a dynamic marketplace with different products meeting a variety of needs but I'm wondering if you have thoughts on that?

Pat Cline:        We don't have any statistics that we can cite. We have seen some statistics out there. We've had consultants look at for example our market share compared to our competitions' market share but I don't think the data that available to us is tight enough for me to start tossing those numbers around.

Louis Banfield:   Okay. Well, again great quarter and we're very pleased.

Pat Cline:        Thank you very much.

Operator:         Your next question comes from George Hill with Leering Swann.

George Hill:      Yeah, good afternoon. Lou, I was wondering if you could just provide a little more color on the demand you're seeing in the we'll call it the small practice market, maybe under 10 doctors versus the traditional midsize to large practice market?

Lou Silverman:    Pat, you want to handle that one?

Pat Cline:        Yep. We're seeing increased demand from the small, even the solo physicians. I think that market is starting to heat up with all IT including IT that penetrated practices 25 years ago on the practice management side. Very often

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                  it's the larger practices that see the return on investment or can realize a return on investment a little faster and can afford to make purchases like this, and the smaller practice market comes along. But I would say they're coming along pretty quickly.

George Hill:      Okay. And, Pat, you had spoke to keeping your thumb to the pulse of Washington. Is the company active in Washington with what goes on?

Pat Cline:        Yes, we are.

George Hill:      Okay, thank you.

Operator:         Your next question comes from Brandon Osten, a private
                  investor.

Brandon Osten:    Hey, guys, can we just talk a bit on the DSO side. How much of the DSO is related to prepaid maintenance contracts so to speak or maintenance that's been (unintelligible), the booked into deferred revenues but hasn't yet been paid for?

Paul Holt:        Brandon, this is Paul. Yes, a big chunk of it. You're going to see that in our K which is going to be filed shortly. You'll be able to see how much of our AR is composed of deferred revenue.

Brandon Osten:    Okay. And were there any customers that were more than 10% of revenues in the quarter?

Paul Holt:        We generally don't get into that level of detail. I can tell you we don't for annual statements we don't have any material customers like that.

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Brandon Osten:    Okay. Just Greg, what was that you were saying on the QSI? You mentioned something at the end there, I think it was a deal and I just cut out for some reason.

Greg Flynn:       No, I mentioned our pipeline was at $3.9 million.

Brandon Osten:    Okay. That's it. And lastly, if you guys could just make -
                  Pat, if you can make a quick comment, right now there's some issues going through with CMS and CMS wants to cut doctor pay and congress is trying to fight that for Medicare patients and doctors are sort of threatening that, you know, if their pay gets cut on Medicare IT is going to be one of the areas that gets hit. Are you seeing anything like that sort of push back-wise? Is anyone sort of waiting to see how this Medicare reimbursement issue settles out or is it all systems go for electronic medical records?

Pat Cline:        We haven't seen that. It's been all systems go. I think people will wait until it settles out. But I think what drives a lot of the business is a positive return on the investment and if the doctor's making a little bit less in my opinion it's a better reason to go out and buy a type of system like NextGen.

                  Now while CMS has made comments along those lines, ultimately they're looking for a lot of different ways to reduce the country's financial burden related to healthcare and they're also pushing hard on pay for performance pilots and pushing hard on healthcare IT and certification of electronic records systems and those kinds of things. So I think overall the government has been a positive factor for us.

Brandon Osten:    All right, thanks a lot, guys.

Operator:         Your next question comes from Sheila Cunningham with Hillward
                  Research.

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Sheila Cunningham:  Pat, I've got a standards question for you. I'm looking at these big healthcare systems and in February, GE announced a deal with InterMountain in Salt Lake City and they're doing a platform in standards and I'm wondering how you guys sort of interface. I mean is it possible a big healthcare systems will impose standards or will the ultimate standards come from the doctor practices? I mean how is this all going to kind of shake out?

Pat Cline:          Well, I think a lot of the standards get shaken out by
                    healthcare IT vendors working together when customer opportunities present themselves. Very few standards are really driven by a large healthcare system though some standards have been advanced by large healthcare systems.

                    I think the standards that are used to exchange health information are pretty well established. There is a new standard that has been worked on in recent history, that is over the last 12 or more months, called the Continuity of Care Record or CCR. NextGen is a supporter of that initiative as well as another initiative and another standard called HL7. The two standards compete in some ways and are harmonious in others.

                    But NextGen's position is to be supportive of HL7, be supportive of CCR and other standards and remain with what the industry calls an open system and keep open minds.

Sheila Cunningham:  Okay. And are you on any forums or are you being consulted by the government?

Pat Cline:          We have people that speak to government officials and with great regularity. We have people who are assigned that task for our company.

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                    There are a number of people in our company that over the
                    last 60 days have had a lot of interaction with government officials. And we also have people in the company responsible for attending other association meetings and forums and conferences relative to government initiatives, standards and the kinds of things that we've been talking about.

Sheila Cunningham:  Okay, good. And then just a quickie on Siemens. Siemens I guess one of the advantages - well, first of all does your involvement with Siemens preclude you from doing anything with say GE Healthcare?

Pat Cline:          I'm going to say that it doesn't preclude us from working
                    with or partnering with a GE Healthcare necessarily but GE
                    Healthcare has a product that's competitive to NextGen's products. So the odds that GE would want to partner with NextGen when they have competed so intensely against us for so long would be pretty slim.

Sheila Cunningham:  Gotcha. And then finally the international exposure. I guess
                    Siemens helps you with that. What international exposure have you as of now?

Pat Cline:          We have very little international exposure. We get
                    international exposure at a number of conferences that we attend here in this country but we have very little outside of that.

Sheila Cunningham:  And what's the plan there?

Pat Cline:          To expand into markets faster than we otherwise would have by leveraging the Siemens relationship.

Sheila Cunningham:  Okay. Thanks.

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Pat Cline:        nUh-huh.

Operator:         Your next question comes from Josh Stewart with Sidoti &
                  Company.

Josh Stewart:     Hi, guys, I was wondering if you could break out the types of deals that you signed? Which ones were EPM/EMR and which ones were just EMR and just EPM?

Pat Cline:        In looking at it, I almost on every call, disclose that about two thirds were combo deals and the balance was evenly split.
                  And as I looked at these contracts it turns out to be right in that ballpark. So I didn't want to just keep repeating myself on that point so I didn't put it into my opening comments. But as it turns out we're still in that world.

Josh Stewart:     Okay. And when you're signing - I'm assuming when your signing deals with the existing customers they're just buying the EMR product, is that always the case?

Pat Cline:        No, it's not always the case. In many cases we've interfaced
                  NextGen EMR to a foreign practice management system and we've done a good job on the EMR side and the practice comes along and buys Practice Management and we're able to de-install the competitive Practice Management system.

Josh Stewart:     Okay. And one other question. I noticed in the past calls you were saying that the practice size that you're selling into has been broadening on both ends. You're going into smaller and also larger groups. And I know that a lot of time
                  AllScripts talks about how they're kind of more of a large physician practice provider and they compete with you in the medium size practices. I was wondering, you know, are you seeing more traction in larger groups and is there any reason why AllScripts product would be better for larger group?

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Pat Cline:        We're seeing AllScripts in competition at the higher end and in the midrange and I understand that they have an initiative, or have announced an initiative perhaps, that broadens their focus to the smaller markets.

                  To get to the second part of your question; no, there's nothing that I can think of that would make that product any better for a large opportunity and I think we're doing very, very well at the very high end of the scale.

Josh Stewart:     Okay. And so you are - do you feel like you are getting more traction at larger practices right now?

Pat Cline:        I believe so.

Josh Stewart:     Okay. Great, thanks.

Operator:         Again, if you would like to ask a question please press star, then the number 1 on your telephone keypad.

                  Your next question comes from Sean Wieland with Piper Jaffray.

Sean Wieland:     Hey, I just want to jump in one more time, Pat. Average deal size in the quarter and then the big up-tick sequentially in the number of agreements - can you kind of talk about the mechanics going on there?

Pat Cline:        I don't have - I haven't calculated the average deal size so I may lean on Paul to give you that but I don't think there's a huge swing.

Sean Wieland:     Okay. How about the - I think you did 55 agreements last
                  quarter and did you say 80 this quarter?
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Pat Cline:        Eighty total, about 70 of those were new.

Sean Wieland:     And so that looks like a bigger sequential growth than
                  normally and then according to my math it looks like it's a smaller average system sale. Could the delta be the relationship with Siemens? How many of those deals were the result of the Siemens partnership?

Pat Cline:        I don't want to get into disclosing how many deals that we've done with Siemens or deals that we've expected to do, but what we're seeing as we're successful in some of the smaller practices as well as the larger practices is - well, I think as I mentioned two or three calls ago, we'll see the average deal size come down slightly and the number of deals go up.
                  That prediction has been coming true. I don't think though quarter-over-quarter it's as I mentioned, a huge swing.

Sean Wieland:     Okay. Were there deals done with Siemens in the quarter?

Lou Silverman:    Sean, again we're not going to be keeping score on one source or another here on deals.

Sean Wieland:     Okay, great. Thank you.

Pat Cline:        Thank you.

Operator:         Your next question comes from John Souter with Rail Splitter
                  Capital.

John Souter:      Hi, could you just give some detail on what the non-cash
                  charge was in the quarter?
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Paul Holt:        You want me to restate some of the non-cash expenses that I stated earlier?

John Souter:      No, the $107,000 - what was that related to?

Paul Holt:        Oh, that relates to some stock options that were granted back, a ways back, that we've been amortizing that amount of expense each quarter for the last year and a half approximately.

John Souter:      Okay. Were those granted at market value?

Paul Holt:        Well, as we disclosed in our financials, those were granted at the market value however the strike price was somewhat less than the market price, hence the reason why we're amortizing some amount of expense.

John Souter:      Okay. Would you anticipate more charges like that going
                  forward?

Paul Holt:        Not that I'm aware of.

Lou Silverman:    Just to clarify, the grant that Paul is referring to was a fall of '03 grant if my memory is correct. And I think we've done a reasonable job of talking about this in our K's and Q's. There will be an ongoing charge to the financials for some period of time into the future, so if that was your question, the answer is yes, we will expect to see that on a go forward basis.

                  If the question is, do we anticipate any future grants being done at a below market price, my personal opinion is I doubt it.

John Souter:      But would that be your decision or a board decision?

Lou Silverman:    Clearly that is a board decision.

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John Souter:      Okay, thank you.

Lou Silverman:    Operator?

Operator:         Yes, sir. I think that he was on a cell phone and it may have gone out.

                  Your final question comes from Robert Caudle with Rhino Investment. Mr. Caudle, your line is open. Mr. Caudle, your line is open.

                  Mr. Caudle?

Robert Caudle:    I'm sorry; I did not have another question.

Operator:         Okay, you do not have a question?

Robert Caudle:    No, I do not.

Operator:         Okay. Thanks.

Robert Caudle:    Thank you.

Operator:         Again if you would like to ask a question please press star then the number 1 on your telephone keypad.

                  Your next question comes from David Friedman with Emerald Investment.

David Friedman:   Yes, hi, gentlemen. My question is trying to get an
                  understanding of the pipeline of sales. I understand this quarter is have $3.9 million. I was curious what the pipeline of sales if you recall, the last quarter.

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Lou Silverman:    Just to clarify, Pat Cline who is president of our NextGen division and Greg Flynn who is the executive VP and general manager of our QSI division have each given out a pipeline number with their division discussions along with the definition of what our pipeline is all about. So the $3.9 million that you reference is attributable to the QSI division and Pat Cline has mentioned a pipeline of $48 million and the NextGen pipeline definition is those deals that our sales reps forecast as having a 50% or greater likelihood of closure within 120 days.

                  So in general terms the QSI pipeline has been relatively stable and the NextGen division pipeline has been moving north at a reasonably steady pace.

David Friedman:   Good. Thank you.

Operator:         At this time there are no further questions.

Lou Silverman:    I'd like to thank everyone for their interest and their
                  participation on the call. Thanks again.

Operator:         Thank you. Ladies and gentlemen, this concludes today's
                  conference call. You may now disconnect.

                                       END